Exhibit 10.1

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (this “Agreement”), dated as of June 23, 2022, is entered into by and among Epsilon Energy USA, Inc. (the “Company”), Epsilon Energy Ltd. (“Parent”) and Michael Raleigh (“Executive”).

WHEREAS, Executive currently serves as Chief Executive Officer (“CEO”) of the Company and Parent and as a member of the Board of Directors of Parent (the “Board”);

WHEREAS, Executive has indicated that he intends to retire from the Company;

WHEREAS, the Board has determined that it is in the Company’s best interests to enter into this Agreement to ensure a smooth leadership transition in connection with Executive’s retirement;

WHEREAS, Executive and the Company entered into that certain Executive Employment Agreement dated effective as of January 1, 2021 (the “Employment Agreement”) pursuant to which Executive may be entitled to certain payments and benefits following a termination of employment; and

WHEREAS, the Company and Executive desire to enter into this Agreement to provide for the payments and benefits that Executive will be entitled to receive in connection with his retirement notwithstanding, and in lieu of, any payments and benefits he may have otherwise been entitled to under the Employment Agreement, and to provide for an orderly succession and transition to the CEO.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            SCHEDULED RETIREMENT DATE. Executive’s Retirement Date shall be June 30, 2022 (the “Retirement Date”). Executive shall continue to serve as CEO until the Retirement Date and shall perform such duties as are customarily associated with the position of CEO, consistent with the bylaws of the Company and as required by the Board. Executive shall resign as an officer of the Company and of the Parent, and resign as a member of the Board of the Parent and the board of directors and all other positions of the Company, the Parent, and any of their subsidiaries or affiliates, effective upon the Retirement Date. Following the Retirement Date, the Company will owe no further payments, duties or obligations to Executive other than as provided for in this Agreement.

2.            TRANSITION. Executive shall cooperate in the effort to affect an orderly, smooth, and efficient transition of Executive’s duties and responsibilities to a successor as CEO (a “Successor”), as the Board or a Successor may reasonably request for up to three months after the Retirement Date, including consulting with a Successor on matters that arose while Executive served as CEO and providing information regarding the Company’s operations, practices and policies. Executive shall provide customary and reasonable certifications and representations in connection with the filing of the Company’s annual and periodic reports with the Securities and Exchange Commission, as well as the completion of the external audit reviews of the Company’s financial statements and internal controls, regarding any period in which Executive was employed by the Company consistent with applicable law and as reasonably requested by the Successor, including but not limited to Executive’s knowledge of any material misstatements or omissions of material fact, ineffective disclosure controls or procedures, internal control weaknesses, practices or policies inconsistent with Generally Accepted Accounting Principles, or material violations of law that have not been previously disclosed to the Company’s Audit Committee. The obligations under this Section 2 extend from the date of signing this agreement until six months after the Retirement Date.

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3.            CONSIDERATION. Subject to the terms and conditions of this Agreement, including the requirements described in or defined under Section 4 below, the Company will provide Executive with the following consideration:

(a)            Salary Payments. The Company shall pay Executive a total amount of $150,000 (i.e., base salary payments for a period of 12 months at Executive’s current base salary rate), payable in 12 equal monthly installments over the 12 months immediately following the Release Effective Date (as defined in Section 4 below).

(b)            Healthcare Subsidy. The Company shall continue to pay Executive a monthly payment equal to the monthly employer contribution that the Company would have made to Executive to cover Executive’s healthcare expenses if Executive had remained employed by the Company until the first anniversary of the Retirement Date.

(c)            Equity Award Treatment.

(i)            In lieu of receiving an equity award for calendar year 2021, the Company will pay Executive an amount equal to $330,000 in a lump sum payment within ten business days after the Release Effective Date.

(ii)           In lieu of receiving an equity award for calendar year 2022, the Company will pay Executive an amount equal to $150,000 (i.e., two-times Executive’s current annual base salary rate pro-rated for the months worked during calendar year 2022) in a lump sum payment within ten business days after the Release Effective Date.

(iii)          All unvested equity awards previously granted to Executive by the Company under the Epsilon Energy LTD Share Compensation Plan (the “Equity Plan”) that are outstanding as of the Retirement Date, including both performance-based restricted stock awards and restricted stock award (“Outstanding Equity Awards”), shall immediately accelerate and vest as of the Release Effective Date, with any performance vesting conditions or criteria being deemed met at target levels. All Outstanding Equity Awards are forth on Exhibit A to this Agreement. All Outstanding Equity Awards will otherwise remain subject to the terms and conditions of the Equity Plan and the applicable award agreements.

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In addition, and notwithstanding whether Executive signs or revokes his acceptance of this Agreement, Executive shall continue to be entitled to (i) the portion of any unpaid base salary accrued and earned by Executive up to and including the date of employment termination, (ii) benefits under the Company’s employee benefit plans vested as of the date of employment termination as required under applicable law, payable or deliverable as provided under applicable plan terms, (iii) any unreimbursed expenses properly incurred by Executive under the applicable Company policy, as may be in effect from time to time, prior to the date of employment termination; and (iv) the rights and benefits to continued coverage under the directors’ and officers’ liability insurance policy coverage referenced in Section 3(d) of the Executive Employment Agreement as well as to indemnification under the indemnification agreement referenced in Section 3(d) of the Executive Employment as well as under state or other law or the governing documents of the Company and Parent, in each case relating to the period when he was a director, officer, or employee of the Company or Parent. The payments and benefits just referenced in (i)-(iv) shall constitute the “Accrued Benefits” and shall be paid when due under this Agreement, the plans and policies of the Company and Parent, and applicable law.

4.            RESTRICTIVE COVENANTS AND GENERAL RELEASE. The obligation of the Company to pay any and all amounts under this Agreement (other than the Accrued Benefits) after Executive’s termination of employment, whether such termination occurs on the Retirement Date or a different date, shall be contingent upon Executive (a) entering into a written agreement with the Company (in the form attached hereto as Exhibit B) in which Executive agrees to a general release of any claims against the Company and its affiliates (the “Release Agreement”) on or within twenty-one days after employment termination (or such longer period of time as required under applicable law to have a binding release of one or more claims) that has become irrevocable (such date on which such release agreement becomes irrevocable, the “Release Effective Date”) and (b) complying with the confidentiality and non-disparagement provisions in Section 5 and Section 6 below. For avoidance of doubt, all rights to receive or continue to receive the payments and benefits referred to in Section 3 (other than the Accrued Benefits) shall cease if Executive does not enter into the Release Agreement, revokes the Release Agreement or materially breaches any of the covenants referred to in this Section 4. The form of general release to be signed by Executive pursuant to this Section 4 shall in no way prohibit Executive from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require Executive to notify the Company (or obtain its prior approval) of any such reporting. The Company acknowledges that the Board does not have knowledge of any facts or circumstances that would form the basis of a claim or action by the Company against the Executive under federal or state law for damages, injuries, losses, contributions, indemnities or otherwise.

5.            NON-DISPARAGEMENT. Executive agrees that prior to and at any time after the Retirement Date he will not make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public, the media or the investment community that are in any way disparaging or negative towards the Company, any of its affiliates, or the products, services, representatives or employees of any of the foregoing. Company agrees to instruct its directors and executive officers to not make statements to clients, customers and suppliers of the Company (or any of its affiliates) or to other members of the public, the media or the investment community that are in any way disparaging or negative towards Executive. This Section 5 does not, in any way, restrict or impede either party from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. Executive shall promptly provide written notice of any such order to the Board.

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6.             CONFIDENTIAL INFORMATION.

(a)            Confidential Information. As used in this Agreement, the term “Confidential Information” means information of any kind, nature, or description, that (i) relates to the Company’s business (for purposes of this Section 6, references to the Company shall include the Company’s parents, subsidiaries, predecessors, successors, members, the Board, and affiliates), including, information that relates to the Company’s business that is or was learned or developed by Executive as a direct or indirect result, or during the course, of Executive’s employment with the Company (ii) provides the Company economic value or any business advantage and (iii) is not generally known to the public. Additionally, Confidential Information includes: (x) the Company’s trade secrets and inventions; (y) all information concerning operational matters involving the business of the Company; and (z) all notes, analyses, compilations, studies, summaries, and other material prepared by the Company or its representatives to the extent that it contains or is based, in whole or in part, upon any information noted above. Confidential Information shall not include any information in the public domain, through no disclosure or wrongful act of Executive, to such an extent as to be readily available to competitors.

(b)            Non-Disclosure of Confidential Information. Executive agrees not to, directly or indirectly, participate in the unauthorized use, disclosure, or conversion of any Confidential Information. Specifically, but without limitation, Executive agrees not to use Confidential Information for his sole benefit, or for the benefit of any person or entity in any way that harms the Company or diminishes the value of the Confidential Information to the Company. However, nothing in this Agreement prohibits Executive from reporting or otherwise disclosing possible violations of federal law or regulation to any government agency or entity, or from receiving an award or monetary recovery in connection therewith. Executive does not need prior authorization to make reports or disclosures to any government agency or entity and is not required to notify the Company if Executive has made or will make any such report or disclosure.

(c)            The Company’s Property. All documents and things, including Confidential Information, provided to Executive by the Company for use in connection with Executive’s employment, or created by Executive in the course and scope of Executive’s employment with the Company, are the sole property of the Company and shall be held by Executive as a fiduciary on behalf of the Company. Immediately upon termination of Executive’s employment—without the requirement of a prior demand by the Company—Executive shall surrender to the Company all such documents and things, including all Confidential Information or other Company property, together with all copies, recordings, abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and things and the information they contain.

(d)            Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Executive will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

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7.            cooperation. During and after Executive’s employment, and at reasonable times, Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes Executive may have knowledge or information. Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient and reasonable times. During and after Executive’s employment, the Executive also shall at reasonable times cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7.

8.            NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class, certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business addressed to the General Counsel, and if to Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.

9.            GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of laws that would apply the laws of another jurisdiction. All claims arising out of or relating to this Agreement shall be heard and determined exclusively in any federal or state court sitting in Houston, Texas. Consistent with the preceding sentence, the Parties irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, any claim that it is not subject personally to the jurisdiction of the aforementioned courts, that its property is exempt or immune from attachment or execution, that the claim is brought in an inconvenient forum, that the venue of the claim is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the aforementioned courts.

10.           SEVERABILITY AND CONSTRUCTION. If any provision of this Agreement is declared by any court of competent jurisdiction to be void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect. If a court of competent jurisdiction determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court to include the maximum reasonable restriction allowed by law.

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11.           WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition. Any waiver of rights under this Agreement shall be in writing. If either party should waive any breach of any provisions of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

12.            ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof, including the Employment Agreement. For avoidance of doubt, the compensation defined or described in this Agreement shall be in lieu of any payments defined or described in the Employment Agreement. In the event of any inconsistency between any provision of this Agreement and any provision of the Employment Agreement, any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its subsidiaries, the provisions of this Agreement shall control. This Agreement may be modified or amended only by an instrument in writing signed by both parties. Each of the parties hereto has relied on his or its own judgment in entering into this Agreement.

13.            WITHHOLDING. All payments made to Executive pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.

14.            SURVIVAL. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances. For avoidance of doubt, the Company’s obligations to make payments and provide benefits under Section 3 and Executive’s obligations defined in or described under Section 4 shall survive termination of this Agreement. In the event of the Executive’s death, this Agreement shall be enforceable by his estate, executors, or legal representatives.

15.            Consultation with Counsel. Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement and the Release Agreement, that the Company has not made any representations or warranties to Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement, and that Executive’s execution of this Agreement is knowing and voluntary.

16.            SUCCESSORS AND ASSIGNS. This Agreement shall bind and shall inure to the benefit of the Company and any and all of its successors and assigns. This Agreement is personal to Executive and shall not be assignable by Executive. The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company. Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with its terms.

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17.            SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

18.            COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

19.            Section 409a compliance. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Any payments under this Agreement that may be excluded from Code Section 409A, either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Code Section 409A to the maximum extent possible. For purposes of Code Section 409A, Executive’s right to receive payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Code Section 409A. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his “separation from service” to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon “separation from service” set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution in violation of Code Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation (the “Delayed Payment Period”). Upon the first business day following the Delayed Payment Period, all payments deferred pursuant to this Section 19 shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive. Nothing contained in this Agreement shall constitute any representation or warranty by the Company regarding compliance with Code Section 409A. The Company has no obligation to take any action to prevent the assessment of any tax under Code Section 409A on any person and neither the Parent, Company nor their subsidiaries, nor any of their employees or representatives shall have any liability to Executive with respect thereto. In no event whatsoever shall the Parent, Company or any of their subsidiaries be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 19.

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20.            FURTHER ASSURANCES. The Company and Executive agree to execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and the transaction contemplated by this Agreement.

The Remainder of this Page is Left Intentionally Blank

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IN WITNESS WHEREOF, the parties hereto have executed this Retirement Agreement as of the date first written above.

EPSILON ENERGY USA, INC.

BY: EPSILON ENERGY LTD.
ITS: SOLE SHAREHOLDER

By:	/s/ John Lovoi
Name:	John Lovoi
Title:	Chairman of the Board of Directors

EPSILON ENERGY LTD.

By:	/s/ John Lovoi
Name:	John Lovoi
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Michael Raleigh
Michael Raleigh

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exhibit A

outstanding equity AWARDS

Set forth below are the number of unvested shares under the Outstanding Equity Awards that are eligible to vest under Section 3 of the Retirement Agreement.

Performance Vesting Restricted Stock - TSR

10,417 shares subject to award agreement with a September 1, 2020 [revised grant date]

20,833 shares subject to award agreement with a September 1, 2020 [revised grant date]

20,750 shares subject to award agreement with a December 31, 2020 [revised grant date]

Performance Vesting Restricted Stock – CFDAS Growth

10,416 shares subject to award agreement with a September 1, 2020 [revised grant date]

20,834 shares subject to award agreement with a September 1, 2020 [revised grant date]

20,750 shares subject to award agreement with a December 31, 2020 [revised grant date]

Time Vested Restricted Stock

19,167 shares granted to Executive pursuant to award agreement dated December 31, 2019.

31,000 shares granted to Executive pursuant to award agreement dated December 31, 2020.

Grand Total of Unvested Shares under Outstanding Equity Awards = 154,167 shares

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EXHIBIT B

RELEASE AGREEMENT

1.            I, Michael Raleigh, have served as Chief Executive Officer (“CEO”) of Epsilon Energy USA, Inc. (the “Company”) and Epsilon Energy Ltd. (“Parent”) and serve as a member of the Board of Directors of Parent (the “Board”). The Company and I entered the Retirement Agreement dated as of June [__], 2022 (the “Retirement Agreement”). I will cease to serve as CEO of the Company and Parent and as a member of the Board and the board of directors of any of its subsidiaries as of June 30, 2022 (the “Separation Date”).

2.            I agree to the terms, commitments, covenants, conditions and general release of claims contained in this Release Agreement (this “Agreement”), in consideration for the compensation set forth in Section 3 of the Retirement Agreement. I understand this Agreement must be returned to the Company no later than 21 calendar days after the day I received this Agreement and this Agreement may be revoked by written notice to the Company for 7 days after it is signed. The Company has advised me to consult with an attorney prior to signing this Agreement.

3.            I acknowledge and agree that other than as specifically set forth in Section 3 of the Retirement Agreement, following the Separation Date, I am not and will not be due any additional compensation and will not be eligible to earn or accrue additional benefits under the benefit plans of the Company after the Separation Date. My participation (if any) in any of the compensation or benefit plans of the Company as of and after the Separation Date shall be subject to and determined in accordance with the terms and conditions of such plans as they may be amended from time to time.

4.            I, on behalf of myself, my heirs, administrators, representatives, executors, successors, and assigns, hereby irrevocably and unconditionally release, acquit, and forever discharge the Company and Parent and each of their respective predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, employees, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them (the “Released Parties”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses of any nature whatsoever, known or unknown (“Claims”) which I have, had or claim to have against any Released Party up to and including the date I sign this Agreement. This general release of Claims shall include, without limitation, Claims relating to my employment and retirement from employment with the Company, Claims of discrimination under the common law or any federal or state statute (including, without limitation, the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims for wrongful discharge, Claims for the payment of any salary, wages, bonuses, commissions, vacation pay, severance pay or benefits, Claims of detrimental reliance, and all other statutory, common law or other Claims of any nature whatsoever, to the extent permitted by law. This general release of Claims does not apply to any Claims concerning a breach of the Retirement Agreement, claims for indemnification (including without limitation pursuant to the directors’ and officers’ liability insurance policy coverage referenced in Section 3(d) of the Executive Employment Agreement or the indemnification agreement referenced in Section 3(d) of the Executive Employment as well as under state or other law or the governing documents of the Company and Parent, in each case relating to the period when I was a director, officer, or employee of the Company or Parent), claims for Accrued Benefits (as defined in the Retirement Agreement) or any claims arising after the date I sign this Agreement, or any Claims for or related to my continuing ownership of the Outstanding Equity Awards or any equity awards of the Company, Parent, or their affiliates which I owned as of the date my employment terminated. With respect to the Claims I am waiving herein, I acknowledge that I am waiving my right to receive money or any other relief in any action instituted by me or on my behalf by any other person, entity or government agency.

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5.            To the maximum extent permitted by law, I covenant not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or in court against any of the Released Parties, including, without limitation, any of the Claims released by this Agreement. Notwithstanding the foregoing, nothing herein shall prevent me or any of the Released Parties from filing a charge with an administrative agency related to the validity of this Agreement, from instituting any action required to enforce the terms of this Agreement, or from challenging whether the release outlined in Section 4 above is knowing and voluntary. However, I may not recover monetary damages resulting from any charge filed with an administrative agency related to the validity of this Agreement. In addition, nothing herein shall be construed to prevent me from enforcing any rights I may have to recover vested benefits under the Employee Retirement Income Security Act of 1974, as amended.

6.            I understand that notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits my ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or prevents me from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, nothing in this Agreement shall (1) prohibit me from making reports of possible violations of federal law or regulation to any Government Agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that I am not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit my right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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7.            I acknowledge by signing this Agreement that I have read and understand this document, that I have conferred with or had opportunity to confer with my attorney regarding the terms and meaning of this Agreement, that I have had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to me except as set forth in this Agreement, and that I have signed the same KNOWINGLY AND VOLUNTARILY.

8.            In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

John Lovoi	Michael Raleigh
Chairman of the Board

Date:____________________, 2022

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